Exhibit 1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 16th day of February 2021, by and among EQT Avatar Parent L.P., EQT Avatar Parent GP LLC, and EQT Fund Management S.à r.l.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, Form 4, Form 5 or Schedule 13D or Schedule 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Dated: February 16, 2021

EQT Avatar Parent L.P.
By:	EQT Avatar Parent GP LLC, its general partner

By:	/s/ Joshua Stone
Name: Joshua Stone
Title: President

By:	/s/ Adam Larsson
Name: Adam Larsson
Title: Vice President

EQT Avatar Parent GP LLC

By:	/s/ Joshua Stone
Name: Joshua Stone
Title: President

By:	/s/ Adam Larsson
Name: Adam Larsson
Title: Vice President

EQT Fund Management S.à r.l.

By:	/s/ Joshua Stone
Name: Joshua Stone
Title: Manager

By:	/s/ Adam Larsson
Name: Adam Larsson
Title: Manager